Exhibit 11.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Post-Qualification Offering Circular Amendment No. 2 of 1st stREIT Office Inc. of our report dated April 18, 2024, relating to the consolidated financial statements of 1st stREIT Office Inc. and its subsidiaries appearing in the Annual Report on Form 1-K of 1st stREIT Office Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

Las Vegas, Nevada

January 13, 2026